ADDENDUM TO INVESTMENT
ADVISORY AGREEMENT
Summit Mutual Funds, Inc.

Calvert Asset Management Company, Inc. (Calvert) is the investment advisor to the above-referenced registered investment company (Fund). Calvert has agreed, with the Fund, to contractually limit (direct) net annual fund operating expenses of the Fund through December 12, 2010, as follows. This expense limitation does not limit the acquired fund fees and expenses incurred by a shareholder. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes, and extraordinary expenses. To the extent any expense offset arrangement reduces Fund expenses, Calvert's obligation under this agreement is reduced and Calvert shall also benefit from the expense offset arrangement. The below figures are expressed as a percentage of average net assets.
	Single Class	Class A	Class B	Class C	Class F
Summit Mutual Funds, Inc.
Summit S&P MidCap 400 Index Portfolio - Class F	--	--	--	--	0.79%
Summit Nasdaq-100 Index Portfolio	0.65%	--	--	--	--
Summit Natural Resources Portfolio	0.75%	--	--	--	--
Summit Russell 2000 Small Cap Index Portfolio - Class F	--	--	--	--	0.91%
Summit EAFE International Index Portfolio - Class F	--	--	--	--	1.15%
Summit S&P 500 Index Portfolio	0.38%	--	--	--	--
Summit Inflation Protected Plus Portfolio	0.75%	--	--	--	--
Summit EAFE International Index Portfolio	0.95%	--	--	--	--
Summit Barclays Capital Aggregate Bond Index Portfolio	0.60%	--	--	--	--
Summit S&P MidCap 400 Index Portfolio	0.55%	--	--	--	--
Summit Zenith Portfolio	0.74%	--	--	--	--
Summit Balanced Index Portfolio	0.60%	--	--	--	--
Summit Russell 2000 Small Cap Index Portfolio	0.70%	--	--	--	--
Summit Lifestyle ETF Market Strategy Target Portfolio	0.75%	--	--	--	--
Summit Lifestyle ETF Market Strategy Aggressive Portfolio	0.75%	--	--	--	--
Summit Lifestyle ETF Market Strategy Conservative Portfolio	0.75%	--	--	--	--

For Funds: /s/William M. Tartikoff	For Advisor: /s/Ronald M. Wolfsheimer	Date: 04/28/09
William M. Tartikoff Vice President and Secretary	Ronald M. Wolfsheimer, Senior Vice President and Chief Financial and Administrative Officer